Exhibit 10.1

CUTERA, INC.

RESIGNATION LETTER

I, James Reinstein, hereby resign from my position as: (i) President, Chief Executive Officer and an employee of Cutera, Inc. (the “Company”) (ii) a member of the Board of Directors of the Company, and (iii) a member of any other committee of the Board of Directors of the Company of which I am a member, effective as of the date set forth below.

Date: January 4, 2019

/s/ James Reinstein
James Reinstein